MANUFACTURING AGREEMENT

This Manufacturing Agreement (the “Agreement”) is made this ___ day of August, 2004.

BETWEEN:

AVVAA WORLD HEALTH CARE PRODUCTS, INC.
3018 Schaeffer Road
P.O. Box 335
Falkland BC V0E 1W0

(hereinafter “AVVAA”)
OF THE FIRST PART

AND:

NATURES FORMULAE HEALTH PRODUCTS LTD.
132-1135 Stevens Road
Kelowna, BC V1Z 2S8

(hereinafter “Natures”)
OF THE SECOND PART

WHEREAS AVVAA has the sole and exclusive right to manufacture, produce, package, distribute, market, promote, use and sell various human and animal health care products, human and animal topical skin products, beauty products, cosmetic products, body and spa products, hair shampoos, hair rinses, human and animal skin care treatments and products, cleaning products, automotive products, mineral supplements, mineral capsules and mineral products (the “Products”);

AND WHEREAS Natures is a formulator, manufacturer, and distributor of herbal and other natural remedy products;

AND WHEREAS AVVAA desires to have certain of the Products (the “AVVAA Products”) manufactured and bottled by Natures and Natures desires to do so.

NOW THEREFORE in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the parties do hereby mutually agree as follows:

MANUFACTURING, SPECIFICATIONS & RAW MATERIAL SUPPLY

1. AVVAA will purchase and supply to Natures the raw materials, ingredients, packaging, bottles, lids, formulae, labels, printed material and other components (the “Raw Materials”) necessary to manufacture, bottle and package the AVVAA Products.

2. Natures will manufacture, bottle and package the AVVAA Products using the Raw Materials and according to specific instructions, procedures, specifications, recipes, formulations and product supply sources furnished and approved by AVVAA (the “Specifications”).

3. AVVAA may, at its sole discretion, make or direct changes or modifications to the Raw Materials, the Specifications and/or may add or delete new products to the AVVAA Products to be manufactured, bottled and packaged by Natures pursuant to this Agreement. Provided, however, that both Natures and AVVAA shall agree upon a time frame for the implementation of such changes or modifications by Natures.

4. Natures shall provide to AVVAA an accounting and inventory report of the Raw Materials and the AVVAA Products on a monthly basis. It is understood that there may be wastage, damage, and/or spillage of Raw Materials but that such wastage, damage, and/or spillage is not expected to exceed two (2%) percent of the Raw Materials supplied by AVVAA to Natures.

5. Natures will inspect and verify the quantity, condition and quality of the Raw Materials upon delivery of the Raw Materials to Natures and shall immediately notify AVVAA of any defects or deficiencies in the Raw Materials so that AVVAA may rectify such defects or deficiencies prior to the use of the Raw Materials by Natures in manufacturing, bottling or packaging the AVVAA Products.

PURCHASES, MANUFACTURING & DELIVERY

6. AVVAA shall place all orders for the manufacture, bottling and packaging of AVVAA Products by way of written purchase order (the “Purchase Order”). A Purchase Order shall be issued by AVVAA, signed by an authorized representative of AVVAA and shall be addressed and delivered to Natures. The Purchase Order may be delivered to Natures by facsimile or other electronic means in the same manner as set out herein for notices to be delivered by the parties. Each Purchase Order shall list the SKU# for each unit, unit quantities, unit descriptions and the price pursuant to the Price List for the AVVAA Products so ordered.

7. The price to be paid to Natures by AVVAA for the AVVAA Products manufactured, bottled, packaged and supplied by Natures pursuant to a Purchase Order shall be in accordance with the price list (the “Price List”) attached hereto as Appendix “A”. The Price List shall not be changed without prior written consent of both AVVAA and Natures.

8. Natures shall plan the manufacturing, bottling and packaging of AVVAA Products such that orders for AVVAA Products will be ready and available for shipment from Natures warehouse within 15 to 30 days (the “Shipment Time Frame”) from the date of receipt of a Purchase Order by Natures from AVVAA. Provided, however, that the first Purchase Order for any new SKU’s will be available for shipment from Nature’s warehouse within a reasonable time frame and as may be mutually agreed upon by both parties, such time frame being reasonable in all the circumstances in relation to AVVAA’s requirements and Natures capacity.

9. If Natures fails, or if it reasonably likely that Natures will fail, to manufacture, bottle and package the AVVAA Products ordered pursuant to a Purchase Order and have such AVVAA Products available for shipment to AVVAA within the Shipment Time Frame and such failure is due to the fault of Natures, Natures shall, at no additional cost to AVVAA, employ accelerated measures such as, premium transportation costs, or labor overtime sufficiently required to meet the Shipment Time Frame.

10. Any Purchase Order placed by AVVAA may be canceled by AVVAA at any time by written notice to Natures. A fair and reasonable price will be paid (pursuant to the Price List) for all AVVAA Products in progress at the time of the cancellation, providing that all such AVVAA Product is delivered to AVVAA by Natures. AVVAA’s liability is strictly limited to work in progress and no further loss or liability will accrue due to any such canceled Purchase Order.

11. Natures shall conduct a monthly review of Natures activities and performance pursuant to this Agreement and shall promptly inform AVVAA of any changes or anticipated changes in it’s production capabilities, performance, Raw Material inventory levels, AVVAA Products inventory levels or anticipated availability or manufacturing of AVVAA Products.

12. Natures shall only permit the shipment of AVVAA Products from Natures to AVVAA or to a distributor or other third party or to a location as may be authorized by AVVAA in writing to Natures prior to such shipment.

RIGHTS OF THE MANUFACTURER

13. Natures will have the liberty to utilize any process, procedure or equipment, at its sole discretion and as it deems appropriate to manufacture the AVVAA Products provided that such process, procedure or equipment utilizes the Raw Materials, and Specifications without alteration and does not in any way diminish or alter the AVVAA Products, the quality of the AVVAA Products, the public’s or any other third party’s perceived value of the AVVAA Products and provided that such is in compliance with all applicable laws and regulatory controls of any governmental body or other agency having jurisdiction over the manufacture, distribution, sale or consumption of the AVVAA Products.

NON-EXCLUSIVITY

14. This Agreement is a non-exclusive manufacturing contract only. It is understood that it does not give Natures any right or license in any manner whatsoever in the Products, the AVVAA Products, the Raw Materials, the Specifications or in the distribution, franchising, sale, marketing or retailing of the Products or the AVVAA Products in any manner.

FORECASTS & CAPACITY

15. AVVAA agrees to provide to Natures, on an annual basis, a twelve (12) month product forecast and on a quarterly basis, a three (3) month rolling product forecast for AVVAA’s anticipated manufacturing, bottling and packaging requirements pursuant to this Agreement (the “Forecasts”).

16. Authorized representatives of Natures and AVVAA will meet, in person or, if so agreed, by telephone conference, every three (3) months during the term of this Agreement to review Raw Material inventory levels, AVVAA Product inventory levels, manufacturing performance, quality control, safety, stock levels, pricing (to determine whether any price adjustments are appropriate or required to the Price List), delivery,”on-time” performance, sales projections, the Forecasts and any other matter relating to this Agreement and the performance of it.

17. Natures agrees to purchase additional equipment, hire additional employees, acquire other resources and take any other steps necessary or appropriate to keep pace with the Purchase Orders and the anticipated Purchase Orders and to be in a position to meet the Forecasts and anticipated delivery requirements within the Shipment Time Frame.

18. Natures agrees that should it not have the capacity, resources or wherewithal or is otherwise unable or incapable of meeting the Forecasts and/or delivery requirements to meet the Purchase Orders, anticipated Purchase Orders and the Forecasts within the Shipment Time Frame, AVVAA may at its sole discretion, engage other manufacturers to manufacture AVVAA Products and otherwise perform the manufacture, production, packaging and bottling of any of the Forecasted manufacturing which is beyond the ability, capacity, resources or wherewithal of Natures.

TRADEMARKS & FORMULATION OWNERSHIP

19. Natures acknowledges and agrees that AVVAA owns all right, title, and interest in the Products, the Specifications, the Raw Materials, AVVAA’s and AVVAA’s subsidiaries, affiliates trade marks, trade names, trade styles, customers and customer lists, suppliers lists, distributors lists, inventions, marketing materials, brand names, and copyrights, licensed by or to AVVAA or created, produced or developed by AVVAA, as well as proprietary knowledge and trade secrets relating to the design, manufacture, franchise, marketing, distribution, retail or wholesale sales or other features of the Products and the Specifications and the proprietary formulation and information listed in Appendix B, or that may be developed subsequently (the “Rights”). Appendix B shall be updated as may from time to time be necessary or appropriate in all the circumstances. The use by Natures of any of the

Rights is authorized only for the purposes of this Agreement, and upon termination of this Agreement for any reason such authorization shall cease.

20. Natures shall not conduct, nor shall it permit any employee, contractor or agent or any other third person to conduct, any testing, analyzing, investigation or research of or into the Raw Materials or the AVVAA Products for the purpose of determining their composition, constitution, structure or formulation or for any other reason without the prior written consent of AVVAA.

DISCLOSURE BY NATURES

21. Natures will disclose to AVVAA any and all improvements, discoveries and inventions which it may make solely, jointly or in common with others, during the term of this Agreement and pursuant to this Agreement and which relate to any method, product, process, machine or apparatus for use in the production, manufacture, bottling or packaging of the AVVAA Products or which relate to the commercial and industrial activities of AVVAA or of any of its affiliates or subsidiaries.

CONFIDENTIAL INFORMATION

22. Natures acknowledges that through the business arrangement with Natures it will acquire information about AVVAA, its customers, distributors, suppliers, manufacturers, financial information, forecasts, budgets, sales projections, marketing and other information about certain matters which are confidential to AVVAA (collectively referred to herein as the “Confidential Information”) and that such Confidential Information is the exclusive property of AVVAA and such Confidential Information shall include but not limited to the following:

(a) the Raw Materials, the Rights, including the Specifications and the Products;

(b) secret formulas, secret processes, engineering, design, recipes, instructions and specifications for the creation, production and manufacture of the Products now in existence or which may be altered, amended, improved or developed in the future;

(c) the Forecasts;

(d) the Purchase Orders;

(e) lists of present customers and prospective customers and their needs and buying habits;

(f) lists of distributors and prospective distributors;

(g) lists of manufacturers and prospective manufacturers;

(h) lists of suppliers and prospective suppliers;

(i) customer files, prospective customer files and records;

(j) information and documents received from customers, prospective customers, manufacturers, distributors and other persons relating to customers and prospective customers of AVVAA;

(k) information and documents that are specifically designated as confidential by AVVAA;

(l) information or documents which by law or by agreement are required to be maintained as confidential;

(m) information concerning the practice, business and affairs of AVVAA, its affiliates and subsidiaries including Mind Your Own Skin Products Inc., or any of AVVAA’s customers, prospective customers, manufacturers, distributors, suppliers, or associated persons or corporations whether relating to customers, prospective customers, financial matters, business plans, marketing strategies, or otherwise and which is not generally known to the public;

(n) pricing and sales policies and concepts;

(o) financial information;

(p) marketing information, marketing materials and marketing forecasts;

(r) trade secrets;

(s) business plans, forecasts and market strategies, and

(t) discoveries, inventions, research and development, formulas and technology (the

“Technology”).

Natures acknowledges that the Confidential Information could be used to the detriment of AVVAA and that the disclosure of it could cause irreparable harm to AVVAA. Accordingly, Natures undertakes to treat confidentially all Confidential Information and will not use or attempt to use it for its own benefit or disclose it to any of Nature’s directors, officers and employees or disclose it to any third party or to use it for any purpose either during the term of this Agreement, except as may be necessary in the proper discharge of Natures’ duties under this Agreement or after termination of this Agreement or of the business relationship between AVVAA and Natures for any reason, except with the written permission of AVVAA.

Natures agrees to only divulge or disclose the Confidential Information or any part or parts thereof to such directors, officers and employees as are approved in writing by AVVAA and as are reasonably necessary in the proper discharge of Natures duties hereunder and Natures shall obtain the written acknowledgment of such directors, officers and employees as the case may be that they are each respectively bound by the terms of the Confidentiality provisions in this Agreement and Natures shall be liable to AVVAA for any breach of same by Natures’ directors, officers and employees.

Natures acknowledges that AVVAA owns all Technology that may be developed by Natures in performing its services for or on behalf of AVVAA or otherwise relating to AVVAA’s business or the Products and Natures waives all rights and interest to any such Technology.

All documents, software, papers, notes, data, tapes, reference items, sketches, drawings, memoranda, records, diskettes and other materials in any way relating to any of the Confidential Information or to AVVAA’s business produced, made or compiled by Natures or coming into its possession or made available to it by or through its engagement by AVVAA, shall belong exclusively to AVVAA and Natures agrees to turn over to AVVAA all copies of any such materials in its possession or under its control, forthwith, at the request of AVVAA, or upon the termination of this Agreement for any reason.

23. Neither Natures nor AVVAA will do or cause to be done anything, which could cause the public, suppliers or any other third party to confuse Natures with AVVAA or AVVAA with Natures.

OWNERSHIP OF CONFIDENTIAL INFORMATION

24. Natures acknowledges that AVVAA owns all Confidential Information, including but not limited to customer files, customer lists, distributor files, distributor lists, supplier files, supplier lists, general files and records provided to Natures by AVVAA either in hard copy form or by electronic means, or for which Natures is engaged by AVVAA, whether on hand as at the date of this Agreement or accumulated subsequent to the date hereof.

25. Natures agrees not to make, copy or reproduce any Confidential Information except with the prior written consent of AVVAA or as may be required by law or court order made by a court of competent jurisdiction.

NON-COMPETITION

26. Natures acknowledges and agrees that as an independent contracting manufacturer engaged by AVVAA, Natures will gain a knowledge of and a close working relationship with AVVAA’s directors, officers, shareholders, researchers, inventors, developers, distributors, manufacturers, suppliers, affiliates, subsidiaries, independent contractors, employees and customers, which would injure AVVAA if made available to a competitor or used for competitive purposes.

27. Except as provided in this Agreement, Natures agrees with and for the benefit of AVVAA that it will not, during the term of this Agreement be engaged by or in a health care product business or body and spa products business, directly or indirectly, in any manner whatsoever, which competes with AVVAA’s or AVVAA’s business.

28. Natures agrees with and for the benefit of AVVAA that for a period of three (3) years from the date of termination of this Agreement for any reason, Natures will not, directly or indirectly in any manner whatsoever, carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, or permit Natures’s name or any part thereof to be used or employed in a business which competes with AVVAA or AVVAA’s business anywhere in the world.

29. Natures agrees with and for the benefit of AVVAA that for a period of three (3) years from the date of termination of this Agreement for any reason whatsoever, Natures shall not, directly or indirectly, solicit or accept business involving or from any of AVVAA’s distributors or customers, wherever located or situated.

30. Nothing contained in this Agreement will prohibit Natures either during or after the term of this Agreement, from providing services or from continuing to provide services pursuant to this Agreement.

NON-SOLICITATION

31. Natures agrees that during the term of this Agreement and for a period of three (3) years following termination of this Agreement for any reason Natures will not hire or take away or cause to be hired or taken away any director, officer, employee, distributors or independent contractor of AVVAA or AVVAA for the purposes of employment or other engagement in any business related to or competitive with AVVAA or AVVAA’s business.

INJUNCTIVE RELIEF

32. Natures understands and agrees that AVVAA has a material interest in preserving the relationships it has developed with customers, suppliers, manufacturers, licensees, licensors, inventors and distributors against impairment by competitive activities of a former independent contracting manufacturer. Accordingly, Natures agrees that the restrictions and covenants contained in Paragraphs 22 to, and including, Paragraph 31 are:

(a) reasonably required for the protection of AVVAA, AVVAA, AVVAA’s business and AVVAA’s business and their respective goodwill and that Natures’s agreement to same by Natures’s execution of this Agreement, are of the essence to this Agreement and constitute a material inducement to AVVAA to enter into this Agreement and to contract with and to continue to contract with Natures, and that AVVAA would not enter into this Agreement absent such an inducement;

(b) reasonable and necessary as to time and geographical area; and,

(c) shall each be construed as independent of any other portion of this Agreement, and the existence of any claim or cause of action by Natures against AVVAA, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by AVVAA of such covenants and restrictions

33. Natures understand and agrees, without prejudice to any and all other rights of AVVAA, that in the event of Natures’s violation or attempted violation of any of the covenants contained in Paragraphs 22 to, and including, Paragraph 31 an injunction or other like remedy shall be the only effective method to protect AVVAA’s rights and property and AVVAA’s business and that an interim injunction may be granted immediately on the commencement of any suit.

INDEMNITY BY NATURES

34. Without prejudicing any other remedy available to AVVAA at law or in equity, Natures shall indemnify, defend and save harmless AVVAA and each of AVVAA’s directors, officers, employees, distributors and independent contractors from and against any and all claims, suits, actions, demands, liabilities, losses, damages expenses or costs of any kind or nature whatsoever, including legal costs on a special cost basis, suffered or incurred by AVVAA or any of AVVAA’s directors, officers, employees distributors, suppliers and independent contractors in any manner arising out of, in connection with, with respect to or relating to:

(a) a breach by Natures of any warranty, covenant, term or condition of this Agreement;

(b) misfeasance or negligence by Natures and any of its directors, officers, contractors, agents and employees;

(c) any and all loss or damage (other than spillage as hereinbefore described) to AVVAA’s property in the care, custody or control of Natures or in the proximity of Nature’s premises caused by an act or omission, negligent or otherwise of Natures or Natures’s employees or agents;

(d) claims by any third party against Natures.

INDEMNITY BY AVVAA

35. Without prejudicing any other remedy available to Natures at law or in equity, Natures shall indemnify, defend and save harmless Natures and each of Natures’s directors, officers, employees, distributors and independent contractors from and against any and all claims, suits, actions, demands, liabilities, losses, damages expenses or costs of any kind or nature whatsoever, including legal costs on a special cost basis, suffered or incurred by Natures or any of Natures’s directors, officers, employees, distributors, suppliers and independent contractors in any manner arising out of, in connection with, with respect to or relating to:

(a) a breach by Natures of any warranty, covenant, term or condition of this Agreement;

(b) misfeasance or negligence by Natures and any of its directors, officers, contractors, agents and employees;

(c) claims by any third party against AVVAA.

ACCOUNTING, RECORDS, REPORTS, AUDITS

36. Natures shall establish a bookkeeping, accounting and record-keeping system conforming to the requirements prescribed from time to time by AVVAA to, among other things record and account for the Raw Materials, the Specifications, the AVVAA Products, Purchase Orders, manufacturing and production costs, revenue and income from the sale of AVVAA Products purchased pursuant to Purchase Orders or otherwise, spillage, wastage and damage of Raw Materials (the “Accounting Records”).

37. Natures shall furnish to AVVAA such reports and the Accounting Records as AVVAA may require from time to time.

38. AVVAA shall have the right, during normal business hours and with 3 days prior notice to Natures, to inspect or audit, or cause to be inspected or audited the financial books, records,

bookkeeping and accounting records, documents or other materials in respect of the business conducted by Natures with or through AVVAA, including the right, without limitation, to have a person check, verify and tabulate the Raw Materials, the AVVAA Products inventory, the Purchase Orders, manufacturing costs, shipping and delivery costs and packaging costs and Natures expenses relating thereto and/or to examine accounting records and procedures affecting the determination thereof.

DEFECTS & QUALITY CONTROL

39. Any of the AVVAA Products manufactured by Natures and delivered to AVVAA or to an AVVAA authorized distributor that are found to be defective, the cause of which is determined to be due to Natures fault by having failed to use the Raw Materials, manufacture the AVVAA Products in accordance with the Specifications, or found to be defective as a result of an inferior or substandard method or procedure used by Natures to manufacture the AVVAA Products, then such AVVAA Products may be returned to Natures, and Natures will provide AVVAA full credit for such defective AVVAA Products. Shipping charges for such returns of defective AVVAA Products to Natures will be borne by Natures.

40. Any of the AVVAA Products manufactured by Natures and delivered to AVVAA or an AVVAA authorized distributor that are found to be defective other than by fault of Natures may be returned to Natures at the expense of AVVAA and Natures shall repair or remediate such AVVAA Products, if possible, at the reasonable expense of AVVAA, and at no further cost or expense to Natures provided, however, AVVAA shall have first authorized such return of the defective AVVAA Products, the repair or remediation of the defective AVVAA Products and the estimated cost of such repair or remediation of the defective AVVAA Products. If the AVVAA Products are unable to be repaired, rectified or remediated Natures is not obligated to accept the return of the AVVAA Products for credit. Provided, however, that AVVAA shall at its sole discretion have the right and authority to inspect the defective AVVAA Products and in it sole discretion shall determine whether such AVVAA Products are defective in any manner.

41. Natures shall permit AVVAA’s authorized representatives to observe Natures quality control procedures upon reasonable notice and reserves the right to inspect finished AVVAA Products prior to shipment of such AVVAA Products from Natures warehouse in order to verify that such AVVAA products, when shipped, conform to the Specifications.

42. AVVAA may inspect the AVVAA Products within a reasonable time after receipt of delivery of same from Natures and payment shall not constitute an acceptance of the AVVAA Products or impair AVVAA’s right of inspecting or affect any of AVVAA’s remedies.

PAYMENT TERMS

43. It is understood that Natures shall require a 50% deposit on the total purchase price of a Purchase Order prior to proceeding with the filling of such Purchase Order and the balance of the price shall be due upon delivery of the AVVAA Products pursuant to the Purchase Order to AVVAA. AVVAA shall be responsible for payment of the cost of shipping of AVVAA Products to AVVAA or to an AVVAA authorized distributor from Natures warehouse (such warehouse to be at all times located in Kelowna, British Columbia) and Natures shall invoice AVVAA for such shipping costs. Any amount due and owing by AVVAA to Natures that remains unpaid for 30 days after receipt by AVVAA of the AVVAA Products will constitute a default by AVVAA. Any such default in payment that remains unpaid for more than ten (10) days after written notice of such default has been delivered by Natures to AVVAA will result in an immediate halt of AVVAA Product shipments by Natures and such halt shall continue until such default has been cured.

44. Natures shall upon 24 hours written notice from AVVAA cease shipment of AVVAA Products to any previously authorized distributor, third party or location. Shipments will not re-commence to such distributor, third party or location without written authorization from AVVAA.

INDEPENDENT CONTACTING PARTIES

45. It is understood and agreed that AVVAA and Natures are independent contractors and shall remain independent contractors and this Agreement does not create an employer/employee relationship, joint venture, partnership or any other relationship between Natures on the one hand and AVVAA and/or any of Natures’ or AVVAA’s respective directors, officers, independent contractors and employees on the other hand except that of independent contracting parties. This Agreement has been reached at arms length and is an independent manufacturing contract. This Agreement does not constitute or infer any transfer of title, ownership or liability of any business asset or liability of either of the parties to the other.

TERM & DEFAULT

46.        The term of this Agreement shall be for two (2) years commencing from the date of this Agreement. Except as otherwise herein provided, this Agreement may only be terminated due to a material default by one of the parties in performing its obligations pursuant to this Agreement. In the event of such material default, this Agreement shall terminate only after the defaulting party has received written notice of the default from the non-defaulting party and the defaulting party has failed to cure the default within 30 days after the date of receipt of such notice by the defaulting party.

47. This Agreement shall immediately terminate should:

(a)	either party breaches of any of the material terms or conditions of this Agreement and such breach has not been cured pursuant to paragraph 46 of this Agreement;

(b)

either party ceases to carry on business, or take any action to liquidate its assets, or stops making payments in the usual course of business, provided that the foregoing shall not be construed so as to prohibit a bona fide reorganization of either party;

(c)

either party becomes insolvent or a bankrupt or makes an assignment for the benefit of creditors, or a proposal to its creditors or applies for the appointment of a trustee, liquidator or receiver of all or any part of such party’s assets or any party commences any proceeding relating to a party under any bankruptcy, insolvency, reorganization, arrangement or similar law or if any such application is filed or any such proceeding is commenced against either party;

(d)

a custodian, receiver, manager or any other person with like powers shall be appointed to take charge of and liquidate all or any part of the joint undertaking, business, property or assets of a party or if any order shall be made or resolution passed for the winding up or the liquidation of either party or if either party adopts or takes any corporate proceedings for its dissolution or liquidation or if the real or personal property of a party shall be sold after seizure thereof by any sheriff, bailiff or any other officer of justice.

48. This Agreement may be terminated at any time by the written consent of both AVVAA and Natures.

49. This Agreement may be terminated immediately by AVVAA if there is any change in control of Natures directly or indirectly of more than 25% of the voting shares of Natures or any other change which alters the effective control of Natures.

CORPORATE WARRANTIES

50. Natures represents and warrants to AVVAA as follows:

(a) Natures is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia. Natures has the corporate power and authority and all licences and permits required by governmental authority to own and operate its properties, carry on its business as now being conducted and fulfill, satisfy and perform the obligations and responsibilities of Natures set forth herein.

(b) Natures has the corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution and delivery of this Agreement have been duly authorized by Natures. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby do not and will not violate or conflict with any provision of Natures’ articles of incorporation or by-laws or any agreement, instrument, law or regulation to which Natures is a party or by which Natures is bound. No other approval or authorization of this Agreement or the acts or transactions contemplated hereby is required by law or otherwise in order to make this Agreement binding upon Natures. This Agreement and all other instruments required hereby to be executed and delivered to AVVAA by Natures are, or when delivered, will be legal, valid and binding instruments of Natures.

51. AVVAA represents and warrants to Natures as follows:

(a) AVVAA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and extra-provincially registered in the Province of British Columbia. AVVAA has the corporate power and authority and all licences and permits required by governmental authority to own and operate its properties, carry on its business as now being conducted and fulfill, satisfy and perform the obligations and responsibilities of AVVAA set forth herein.

(b) AVVAA has the corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution and delivery of this Agreement have been duly authorized by AVVAA. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby do not and will not violate or conflict with any provision of AVVAA’s articles of incorporation or by-laws or any agreement, instrument, law or regulation to which AVVAA is a party or by which AVVAA is bound. No other approval or authorization of this Agreement or the acts or transactions contemplated hereby is required by law or otherwise in order to make this Agreement binding upon AVVAA. This Agreement and all other instruments required hereby to be executed and delivered to Natures by AVVAA are, or when delivered, will be legal, valid and binding instruments of AVVAA.

INSURANCE

52. Natures shall secure, at its own expense, comprehensive general liability insurance for personal injury and property damage including contractual coverage, in amounts as may be deemed appropriate by the parties from time to time. Natures shall also maintain workers’ compensation insurance in the amount required by law. Additionally, Natures shall maintain all risk property damage insurance covering the full replacement value of any and all materials supplied by AVVAA to Natures pursuant to this Agreement and located at Natures facility.

53. Proof of the foregoing coverage, as applicable shall be supplied by Natures to AVVAA. Natures agrees that any moneys received by Natures from its insurer in full or partial payment of a claim arising out of this Agreement and paid by or due to AVVAA shall be paid immediately to AVVAA without offset of counter-claim.

COMPLIANCE WITH LAW

54. AVVAA and Natures shall comply with all applicable legislation that governs this Agreement and the work to be performed pursuant to this Agreement.

PUBLICITY

55. Natures shall not, without first obtaining AVVAA’s consent in writing, advertise or otherwise disclose the fact that Natures has manufactured, bottled or packaged, or agreed to manufacture, bottle or package the AVVAA Products pursuant to this Agreement.

NOTICES

56. All notices under this Agreement shall be in writing and shall be deemed effectively given when sent by registered mail, electronic mail or facsimile:

to AVVAA at:

3018 Schaeffer Road
P.O. Box 335
Falkland BC V0E 1W0
Attention: Jack Farley

Facsimile: 1-250-379-2723
Electronic Mail: jfarley@avvaa.com

with a copy to:

13503 Sumac Lane
Vernon, BC V1B 1A1
Attention: Chuck Austin

Facsimile: 1-250-260-3858
Electronic Mail: chuck_austin@telus.net

to Natures at:
132-1135 Stevens Road
Kelowna, BC V1Z 2S8

Facsimile:
Electronic Mail: barbra@agapisales.com

or at such other address or addresses as the parties may designate in writing. Any such notice shall be deemed to be received on the fourth day following mailing or the first business day after electronic mail or facsimile.

GOVERNING LAW

57. This Agreement shall be made and construed in accordance with the laws of the Province of British Columbia.

ENTIRE AGREEMENT

58. The provisions of this Agreement constitute the entire agreement between the parties and supersedes all previous representations and agreements between the parties.

FURTHER ASSURANCES

59. The parties will do whatever else is necessary to give effect to the terms of this Agreement.

HEADINGS

60. The headings in this Agreement are inserted for convenience of reference only and shall not be used to interpret this Agreement.

COUNTERPARTS

61. This Agreement may be executed in counterparts, and may be transmitted by facsimile transmission, each of which shall be deemed an original and together shall constitute one and the same instrument.

TIME OF THE ESSENCE

62. Time shall be of the essence of this Agreement and of each and every part hereof.

NON-WAIVER

63. No waiver by any party of any breach by any other party of any of its covenants, obligations and agreements hereunder shall be a waiver of any subsequent breach of any other covenant, obligation or agreement, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

NUMBER AND GENDER

64. All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine or feminine or neuter as the context or sense of this Agreement or any paragraph or clause herein may require, the same as if such words had been fully and properly written in the appropriate number and gender.

UNENFORCEABILITY OF PROVISIONS

65. It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future provincial or federal legislation, then such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance with the said legislation or law but, if such clause, condition or term, or part thereof cannot be amended so as to be in compliance with any such legislation or law then such clause, condition, term or part thereof is severable from this Agreement, and all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired.

ENUREMENT

66. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

AMENDMENTS

67. This Agreement may be amended only by a written agreement executed by both AVVAA and Natures.

ASSIGNMENT

68. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party. Any permitted assignment will not relieve the assignor of its obligations hereunder arising before or after such assignment. Natures will not allow any AVVAA Products to be made or manufactured elsewhere than in Natures own establishments as provided for in this Agreement.

DISPUTE RESOLUTION

69. In the spirit of continued cooperation, the parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.

70. It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between Natures and AVVAA. Either party may initiate such good faith negotiation proceedings by written notice to the other party setting forth the particulars of the dispute. The parties agree to meet in good faith to attempt to resolve the dispute.

71. If such good faith negotiations fail to resolve any dispute at any time during the continuance of this Agreement or after the termination hereof, then any such dispute, difference or question between or among the parties touching or concerning the construction, meaning or effect of this Agreement or any agreement or covenant entered into pursuant to this Agreement or the termination of this Agreement or the rights or obligations of the parties then subject to the exceptions referred to hereinbefore, every such dispute, difference or question shall be submitted to and settled by arbitration and the decision of the arbitrator, appointed as hereinafter provided, to deal with such matter shall be accepted by all the parties to such dispute, difference or question and their respective successors and assigns. The arbitration shall be conducted by a single arbitrator agreed upon by the parties to the matter. If, within five days after notice of the matter has been given by one of such parties to the other or others, such parties cannot agree upon a single arbitrator, then in such event, the arbitration shall be conducted by a single arbitrator appointed by a judge of the Supreme Court of British Columbia on the application of any such party with notice to the other or others. The arbitration shall be conducted in accordance with the provisions of the British Columbia Commercial Arbitration Act and of any amendment thereto, or of any successor statute thereof, in force at the time of such dispute, difference or question. The decision of the arbitrator shall be binding upon all the parties to such dispute, difference or question, and there shall be no appeal therefrom. The prevailing party shall be entitled to an award of arbitration costs.

IN WITNESS WHEREOF the parties hereto have made this Agreement the date herein above written.

AVVAA WORLD HEALTH CARE PRODUCTS, INC.

by its authorized signatories:

____________________________________________

John Stewart Farley

____________________________________________

Charles Austin

NATURES FORMULAE HEALTH PRODUCTS LTD.

by its authorized signatories:

____________________________________________

Name:

____________________________________________

Name:

APPENDIX “A” - AVVAA PRODUCTS PRICE LIST

APPENDIX “B” - SPECIFICATIONS AND PROPRIETARY INFORMATION